Exhibit 99.1

CytRx Reports Statistically Significant Updated Results from Pivotal Phase 3 Trial of Aldoxorubicin in Patients with Second-Line Soft Tissue Sarcomas
- Aldoxorubicin Achieves Primary Endpoint of Statistically Significant Improvement in Progression-Free Survival in Patients with Leiomyosarcoma and Liposarcoma, the Two Most Common Sarcomas –
- Aldoxorubicin Also Achieves Primary Endpoint of Statistically Significant Improvement in Progression-Free Survival in Patients Treated in North America, and Shows a Positive 71% Improvement in Disease Control Rate -
- CytRx Plans to File an NDA with U.S. FDA in 2017 -
- Company to Host Conference Call Tuesday, November 29, 2016 at 8:30 a.m. ET / 5:30 a.m. PT -
LOS ANGELES – November 29, 2016 -- CytRx Corporation (NASDAQ: CYTR) today announced positive updated results from its pivotal Phase 3 clinical trial evaluating aldoxorubicin compared to investigator's choice in patients with relapsed or refractory soft tissue sarcomas (STS).  The study, which enrolled 433 patients, demonstrated a statistically significant improvement in progression-free survival (PFS) between aldoxorubicin and investigator's choice therapy in 246 patients with leiomyosarcoma and liposarcoma, (p=0.007).  The hazard ratio (HR) was 0.62 (95% CI 0.44-0.88), representing a 38% reduction in the risk of tumor progression for patients receiving aldoxorubicin versus investigator's choice.  Leiomyosarcoma and liposarcoma are the two most common types of STS and accounted for 57% of the patients enrolled in the trial.
Aldoxorubicin demonstrated a statistically significant improvement in PFS over investigator's choice in 312 patients treated in North America (p=0.028; HR=0.71, 95% CI 0.53-0.97).  Notably, aldoxorubicin performed better than investigator's choice for the entire study population and narrowly missed statistical significance (p=0.12; HR=0.81, 95% CI 0.64-1.06).  All responses were determined by an independent, blinded central lab assessment of scans.
"This data represents a major step forward for STS, a rare, highly complex and very difficult-to-treat group of cancers," commented Sant Chawla, M.D., F.R.A.C.P., Director of the Sarcoma Oncology Center in Santa Monica, California, and Principal Investigator for the Phase 3 trial.  "These results are important because they demonstrate that treatment with aldoxorubicin can extend the time to progression in a clinically meaningful way.  The trial design used was more stringent than any prior clinical trial in STS as it compared aldoxorubicin to real world alternatives.  The control arm allowed trial investigators to select any one of the five most widely used treatments best suited for their patients' specific type of STS.  Unlike other clinical trials for relapsed or refractory STS which used either dacarbazine or placebo as the control, this study was biased in favor of choosing the best therapy for the patients, a truly unique study design."
CytRx plans to submit the results of this clinical trial for presentation at an upcoming major scientific meeting.

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In the entire study population, aldoxorubicin achieved a statistically significant improvement in the disease control rate (DCR; defined as objective response rate (ORR) plus stable disease for at least 4 months) of 29.4% versus 20.5% for the patients treated with investigator's choice (p=0.030).  In North American patients, the benefit was even more pronounced with aldoxorubicin-treated patients exhibiting a DCR of 32.9%, compared to 19.2% for patients treated with investigator's choice (p=0.007), an overall improvement of 71%.  ORR in North American patients also favored aldoxorubicin over investigator's choice, 8.7% versus 3.3% (p=0.058).  Of note, no objective responses were observed in patients treated with Votrient® (pazopanib).  Patients continue to be followed for overall survival (OS), a secondary endpoint, and CytRx expects the OS data to be available in 2017.
PFS, DCR and ORR data are summarized in the following table:
Phase 3 Aldoxorubicin Efficacy Results
	N	Aldoxorubicin	Investigator's Choice	P Value
All patients with Leiomyosarcoma and Liposarcoma (PFS)	246	HR = 0.62 (95% CI 0.44-0.88)		0.007

North American[1] patients (PFS)	312	HR = 0.71 (95% CI 0.53-0.97)		0.028
Disease Control Rate (DCR)[2]		32.9%	19.2%	0.007
Objective Response Rate (ORR)		8.7%	3.3%	0.058
All patients (PFS)	433	HR = 0.81 (95% CI 0.64-1.06)		0.120
Disease Control Rate (DCR)[2]		29.4%	20.5%	0.030
1Per trial statistical analysis plan, North America is defined as United States, Canada and Australia and comprises 72% of total trial patients
2DCR=ORR + stable disease for ≥4 months

Pre-specified analyses were based on sarcoma histopathology and geography. The geographic analysis includes patients from North America (defined as the United States, Canada and Australia, per the trial statistical analysis plan).  The 312 patients treated in North America comprise 72% of the total trial population, including 296 patients from the United States, 8 patients from Canada and 8 patients from Australia.  The 246 patients with leiomyosarcoma or liposarcoma comprise 57% of the total trial population.
Aldoxorubicin did not cause clinically significant cardiac, renal, or hepatic toxicities. For the global trial population, the most commonly reported adverse events were neutropenia and anemia consistent with prior clinical trials with aldoxorubicin. Grade 3 or higher hypertension occurred in patients receiving Votrient® (pazopanib).  Grade 3 or higher adverse events were manageable with supportive care and occurred at a rate of 61% for patients receiving aldoxorubicin and 46% in patients treated with investigator's choice.  Importantly, treatment-emergent adverse events leading to discontinuation occurred in 4.2% of patients treated with aldoxorubicin, compared to 6.3% for patients receiving investigator's choice.  Serious adverse events, primarily febrile neutropenia that resolved and rarely led to treatment termination occurred more frequently in patients administered aldoxorubicin.  Treatment-related deaths occurred in one aldoxorubicin-treated patient and in no patients receiving investigators' choice drugs.

Based on these results, CytRx expects to submit a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for aldoxorubicin as a treatment for patients with relapsed or refractory STS in 2017.
"These results show that globally leiomyosarcoma and liposarcoma patients treated with aldoxorubicin exhibited significantly longer PFS than patients treated with both FDA-approved and commonly used therapies in the second-line setting," said Daniel Levitt, M.D., Ph.D., EVP and Chief Medical Officer of CytRx. "We are also very encouraged by the statistically significant improvements observed in North American STS patients treated with aldoxorubicin who exhibited both longer PFS and superior response rates."
"We are deeply grateful for the support and commitment of the sarcoma investigators, along with the patients and families who took part in or contributed to this Phase 3 trial," stated Steven A. Kriegsman, CytRx's Chairman and Chief Executive Officer. "We look forward to sharing the data from these key patient populations with the FDA to support an NDA for aldoxorubicin as a second-line treatment for patients suffering with soft tissue sarcomas."
Conference Call and Webcast
CytRx management will be hosting a conference call and webcast today beginning at 8:30 a.m. Eastern Time / 5:30 a.m. Pacific Time to discuss the results of the Phase 3 trial.  To access the conference call, dial 844-358-6753 (U.S. and Canada) or 216-562-0397 (international callers) and enter the conference ID number: 27115631.  A webcast will be available in the investor relations section of the company's website, www.cytrx.com.  A replay of the call and webcast will begin approximately two hours after the live call has ended.  To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 27115631.
About the Phase 3 Clinical Trial
The randomized, controlled Phase 3 trial enrolled a total of 433 patients at 79 clinical sites.  Patients with metastatic, locally advanced or unresectable soft tissue sarcomas who had either not responded to, or who had progressed following treatment with one or more systemic regimens of non-adjuvant chemotherapy were randomized 1:1 to be treated with aldoxorubicin or the investigator's choice of an approved chemotherapeutic regimen, including doxorubicin, ifosfamide, dacarbazine, pazopanib (Votrient®), or gemcitabine plus docetaxel.  The primary endpoint of the study is PFS. Secondary endpoints include overall survival, response rates, disease control rates and safety.

About Soft Tissue Sarcoma
Soft tissue sarcoma is a cancer occurring in muscle, fat, blood vessels, tendons, fibrous tissues and connective tissue.  It can arise anywhere in the body at any age.  STS remains a high unmet medical need because of the difficulty in treating the more than 50 types of this aggressive cancer.  According to the American Cancer Society, in 2016 more than 12,300 new cases were diagnosed in the U.S. and approximately 5,000 Americans died from this disease.  In addition, approximately 40,000 new cases and 13,000 deaths in the U.S. and Europe are part of a growing underserved market.
About Aldoxorubicin
Aldoxorubicin is a rationally-engineered cytotoxic which combines doxorubicin, a widely used chemotherapeutic agent, with a novel linker molecule that binds directly and specifically to circulating albumin, the most abundant protein in the bloodstream.  Protein-hungry tumors concentrate albumin, which facilitates the delivery of the linker molecule with the attached doxorubicin to tumor sites.  In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. Typically, doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 450 mg/m2. Using this acid-sensitive linker technology, aldoxorubicin delivers greater doses of doxorubicin (3 ½ to 4 times). To date, there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of drug well in excess of 2,000 mg/m2. Aldoxorubicin is the first-ever single agent to show superiority over doxorubicin in a randomized clinical trial in first-line STS.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin, its improved version of the widely used chemotherapeutic agent doxorubicin.  CytRx is also expanding its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the timing and final results of CytRx's clinical testing of aldoxorubicin, timing of CytRx's preparation and submission of an NDA for aldoxorubicin for the treatment of STS and FDA acceptance and review of any NDA, the risk that CytRx may be unsuccessful in obtaining FDA approval or, if approval is obtained, in commercializing aldoxorubicin in the United States or elsewhere, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and other risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations